EXHIBIT 10.8



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                                   PetroReal


January 29,2004

Mr. M. Brian Alexander
3925 Blackjack Oak Lane
Piano, Texas 75074

Re: Offer of Employment

Dear Brian:

I'm pleased to provide you this offer of employment with PetroReal of America and it's operating company PetroReal of Louisiana LLC' at their New Orleans office. You will be working as our Chief Financial Officer in our office located at 400 Poydras Street, Suite 1100. Your position will consist of responsibly managing all accounting, financial, banking, insurance and tax matters for our West Bay and other fields as acquired in the future. The offer is summarized as follows:

Position:       Chief Financial Officer

Start Date:     Your official start date will be Monday February 2, 2004.

Compensation:   Starting salary of $100,000/year. You will be eligible for any company/employee performance based bonus plans and vacation plans adopted by and put into place by the company.

Stock Options:  You will be granted 60,000 stock options in International
                PetroReal Oil Corporation. The Options are exercisable at CAN$0.80 per share and are valid for a period of 5 years.

Employee Benefits: The Company will pay your medical insurance premium upon your submission of a monthly statement or invoice for medical insurance premium from your insurance provider, The current monthly premium is $778. You will be reimbursed for reasonable approved business related expenses on a non-taxable basis.

Travel &
Accommodations:  After  the initial start up phase of our operations, it  is anticipated that you will be required to work at our New Orleans office every other week or possibly more depending on the situation.

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               When  traveling  you will be allowed to stay at the company staff house if available. When traveling on company business you will be asked to make best efforts to keep your experiences as close as possible to those expenses listed on the attached schedule. When not traveling to New Orleans, you will be expected to work from your home on a full time basis. It is anticipated that you will have installed in your home a dedicated phone line for PetroReal business. The cost to install that line will be at your expense but the company will reimburse you for business related long distance calls.

This position/offer is conditioned upon the successful closure and acquisition of the West Bay field as we have previously discussed and is scheduled to close mid-February, 2004.

Brian, I am certain PetroReal will provide you a challenging and rewarding opportunity. We are pleased to make this offer to you as we continue our growth through property acquisitions in the Gulf Coast area.

Please sign your acceptance of this offer in the space provided below and if you have any questions, please feel free to contact me.

Sincerely,

/s/ Frank Jacobs
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Frank Jacobs





I hereby accept the employment offer outlined above. I understand that this offer is contingent upon my providing documentation establishing legal eligibility to work in the U.S. I understand the specific details of this agreement to be a confidential matter between PetroReal and me.

/s/ M. Brian Alexander                                    2/10/04
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Signature                                                 Date